Exhibit 99.1

COHEN & COMPANY REPORTS FOURTH QUARTER & FULL YEAR 2023 FINANCIAL RESULTS

Fourth Quarter Net Income Attributable to Cohen & Company Inc. of $4.5 Million, or $2.97 per Diluted Share

Fourth Quarter Adjusted Pre-Tax income of $16.0 Million, or $2.88 per Diluted Share

Board Declares Quarterly Dividend of $0.25 per Share

Philadelphia and New York, March 6, 2024 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in an expanding range of capital markets and asset management services, today reported financial results for its fourth quarter and full year ended December 31, 2023.

Summary Operating Results

	Three Months Ended			Twelve Months Ended
($ in thousands)	12/31/23	9/30/23	12/31/22	12/31/23	12/31/22
Net trading	$7,809	$7,491	$9,644	$30,926	$40,009
Asset management	1,919	1,788	1,761	7,337	9,004
New issue and advisory	18,722	7,247	4,235	28,264	24,721
Principal transactions and other revenue	6,014	595	(3,190)	16,454	(29,347)
Total revenues	34,464	17,121	12,450	82,981	44,387

Compensation and benefits	16,335	15,219	8,970	52,092	50,290
Non-compensation operating expenses	6,680	6,006	6,251	24,028	22,060
Operating income (loss)	11,449	(4,104)	(2,771)	6,861	(27,963)

Interest expense, net	(1,619)	(1,685)	(1,179)	(6,526)	(4,982)
Income (loss) from equity method affiliates	17,217	(702)	(6,401)	15,609	(20,931)
Income (loss) before income tax expense (benefit)	27,047	(6,491)	(10,351)	15,944	(53,876)
Income tax expense (benefit)	166	(755)	1,260	5,545	4,794
Net income (loss)	26,881	(5,736)	(11,611)	10,399	(58,670)
Less: Net income (loss) attributable to the non-convertible non-controlling interest	11,054	1,936	(4,223)	19,590	(23,203)
Enterprise net income (loss)	15,827	(7,672)	(7,388)	(9,191)	(35,467)
Less: Net income (loss) attributable to the convertible non-controlling interest	11,279	(7,249)	(4,387)	(4,078)	(22,078)
Net income (loss) attributable to Cohen & Company Inc.	$4,548	$(423)	$(3,001)	$(5,113)	$(13,389)
Fully diluted net income (loss) per share	$2.97	$(0.28)	$(2.10)	$(3.38)	$(9.43)

Adjusted pre-tax income (loss)	$15,993	$(8,427)	$(6,128)	$(3,646)	$(30,673)
Fully diluted adjusted pre-tax income (loss) per share	$2.88	$(1.52)	$(1.13)	$(0.66)	$(5.62)

Adjusted pre-tax income (loss) is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “During most of 2023, the high interest rate environment negatively impacted our investment banking, trading, and commercial real estate businesses, however, Cohen & Company Capital Markets was able to close four significant investment banking transactions in the fourth quarter. Also, we recognized substantial income from our equity method investments in the sponsors of four SPACs that closed their business combinations during the fourth quarter. The banking transactions and the earnings from our equity method investments drove our $16 million of adjusted pre-tax income in the quarter. In addition, recently we announced the appointment of George Holstead as Managing Director and Head of the Middle Markets Group in JVB’s Boca Raton office, and we are excited to expand our trading platform. Looking ahead, we believe that we are well positioned going into the new year, and we remain focused on enhancing long-term, sustained value for our stockholders, including through continued payment of our quarterly dividend.”

Financial Highlights

•	Net income attributable to Cohen & Company Inc. was $4.5 million, or $2.97 per diluted share, for the three months ended December 31, 2023, compared to net loss of $0.4 million, or $0.28 per diluted share, for the three months ended September 30, 2023, and net loss of $3.0 million, or $2.10 per diluted share, for the three months ended December 31, 2022. Adjusted pre-tax income was $16.0 million, or $2.88 per diluted share, for the three months ended December 31, 2023, compared to adjusted pre-tax loss of $8.4 million, or $1.52 per diluted share, for the three months ended September 30, 2023, and adjusted pre-tax loss of $6.1 million, or $1.13 per diluted share, for the three months ended December 31, 2022. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under GAAP. See Note 1 below.

•	Revenues were $34.5 million for the three months ended December 31, 2023, compared to $17.1 million for the prior quarter and $12.5 million for the prior year quarter.

o	Net trading revenue was $7.8 million for the three months ended December 31, 2023, up $0.3 million from the prior quarter and down $1.8 million from the prior year quarter. The increase from the prior quarter was due primarily to higher trading revenue by our corporate, agency, and municipal groups, partially offset by our mortgage groups. The decrease from the prior year quarter was due primarily to lower trading revenue by our mortgage groups, partially offset by our agency and municipal groups.

o	Asset management revenue was $1.9 million for the three months ended December 31, 2023, up slightly from both the prior and prior year quarters. The increase from both prior quarters is primarily related to increased assets under management in our European funds as well as a commercial real estate servicing agreement entered into in November 2023.

o	New issue and advisory revenue was $18.7 million for the three months ended December 31, 2023, up $11.5 million from the prior quarter and $14.5 million from the prior year quarter. In the current quarter, the Cohen & Company Capital Markets investment banking team generated $18.6 million and the insurance origination team generated $0.1 million of the new issue and advisory revenue.

o	Principal transactions and other revenue was $6.0 million for the three months ended December 31, 2023, compared to $0.6 million in the prior quarter and negative $3.2 million in the prior year quarter. In all quarters presented, the principal transactions and other revenue was primarily due to mark-to-market adjustments on the Company’s principal investment portfolio.

•	Compensation and benefits expense during the three months ended December 31, 2023 increased $1.1 million from the prior quarter and $7.4 million from the prior year quarter. The number of Company employees was 118 as of December 31, 2023, compared to 114 as of September 30, 2023, and 121 as of December 31, 2022.

•	Interest expense during the three months ended December 31, 2023 was comparable to the prior quarter and increased $0.4 million from the prior year quarter. The increase from the prior year quarter was primarily due to higher interest on our trust preferred securities debt and redeemable financial instrument.

•	Income from equity method affiliates for the three months ended December 31, 2023 was $17.2 million, compared to loss from equity method affiliates of $0.7 million for the prior quarter and loss from equity method affiliates of $6.4 million for the prior year quarter. The increase in the current quarter was primarily driven by $17.5 million of income from our equity method investments in the sponsors of four special purpose acquisition companies (SPACs) that closed their business combinations during the fourth quarter of 2023, which resulted in an increase in value of the founder shares to which we are entitled to an allocation from the sponsors. For the three months ended December 31, 2023, there was an offsetting credit recorded in the net income (loss) attributable to the non-convertible non-controlling interest line item of $4.9 million related to the four SPACs that closed their business combinations during the fourth quarter of 2023.

•	Income tax expense for the three months ended December 31, 2023 was $0.2 million, compared to income tax benefit of $0.8 million in the prior quarter, and income tax expense of $1.3 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may adjust the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

•	As of December 31, 2023, total equity was $91.8 million, compared to $94.0 million as of December 31, 2022; the non-convertible non-controlling interest component of total equity was $9.6 million as of December 31, 2023 and $17 thousand as of December 31, 2022. Thus, the total equity excluding the non-convertible non-controlling interest component was $82.2 million as of December 31, 2023, an $11.8 million decrease from $94.0 million as of December 31, 2022.

•	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share, payable on April 5, 2024, to stockholders of record as of March 22, 2024. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Update on Quarterly Conference Calls

Cohen & Company will not conduct quarterly conference calls for the foreseeable future. The Company intends to continue its practice of issuing earnings releases in connection with the filing of its quarterly and annual reports. Investors can find contact information at the bottom of this release should they have any questions about the fourth quarter and full year results or the Company.

About Cohen & Company

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and gestation repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) S.A. in Europe. A division of JVB, Cohen & Company Capital Markets is the Company’s leading boutique investment bank that provides innovative strategic and financial advice in M&A, capital markets, and SPAC advisory. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of December 31, 2023, the Company managed approximately $2.4 billion in primarily fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by inflation, raising interest rates, and the current geopolitical situation, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, (k) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (l) the possibility that the Company’s stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (m) the Company’s reduction in the volume of its investments into SPACs, (n) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (o) the value of our holdings of founders shares in post-business combination companies is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (p) the possibility that the Company will stop paying quarterly dividends to its stockholders, (q) the possibility that the Company will incur additional losses liquidating collateral related to a reverse repo with now bankrupt First Guaranty Mortgage Corporation, and (r) the impacts of rising interest rates and inflation. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	12/31/23	9/30/23	12/31/22	12/31/23	12/31/22
Revenues
Net trading	$7,809	$7,491	$9,644	$30,926	$40,009
Asset management	1,919	1,788	1,761	7,337	9,004
New issue and advisory	18,722	7,247	4,235	28,264	24,721
Principal transactions and other revenue	6,014	595	(3,190)	16,454	(29,347)
Total revenues	34,464	17,121	12,450	82,981	44,387
Operating expenses
Compensation and benefits	16,335	15,219	8,970	52,092	50,290
Business development, occupancy, equipment	1,317	1,268	1,299	5,204	5,076
Subscriptions, clearing, and execution	2,088	2,409	2,249	8,965	8,274
Professional services and other operating	3,145	2,189	2,560	9,296	8,153
Depreciation and amortization	130	140	143	563	557
Total operating expenses	23,015	21,225	15,221	76,120	72,350
Operating income (loss)	11,449	(4,104)	(2,771)	6,861	(27,963)
Non-operating income (expense)
Interest expense, net	(1,619)	(1,685)	(1,179)	(6,526)	(4,982)
Income (loss) from equity method affiliates	17,217	(702)	(6,401)	15,609	(20,931)
Income (loss) before income tax expense (benefit)	27,047	(6,491)	(10,351)	15,944	(53,876)
Income tax expense (benefit)	166	(755)	1,260	5,545	4,794
Net income (loss)	26,881	(5,736)	(11,611)	10,399	(58,670)
Less: Net income (loss) attributable to the non-convertible non-controlling interest	11,054	1,936	(4,223)	19,590	(23,203)
Enterprise net income (loss)	15,827	(7,672)	(7,388)	(9,191)	(35,467)
Less: Net income (loss) attributable to the convertible non-controlling interest	11,279	(7,249)	(4,387)	(4,078)	(22,078)
Net income (loss) attributable to Cohen & Company Inc.	$4,548	$(423)	$(3,001)	$(5,113)	$(13,389)

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$4,548	$(423)	$(3,001)	$(5,113)	$(13,389)
Basic shares outstanding	1,522	1,522	1,429	1,513	1,420
Net income (loss) attributable to Cohen & Company Inc. per share	$2.99	$(0.28)	$(2.10)	$(3.38)	$(9.43)

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$4,548	$(423)	$(3,001)	$(5,113)	$(13,389)
Net income (loss) attributable to the convertible non-controlling interest	-	(7,249)	-	-	-
Income tax and conversion adjustment	-	6,114	-	-	-
Net income (loss) attributable to Cohen & Company Inc. for fully diluted net income (loss) per share calculation	$4,548	$(1,558)	$(3,001)	$(5,113)	$(13,389)

Basic shares outstanding	1,522	1,522	1,429	1,513	1,420
Unrestricted Operating LLC membership units exchangeable into COHN shares	-	4,014	-	-	-
Additional dilutive shares	9	-	-
Fully diluted shares outstanding (1)	1,531	5,536	1,429	1,513	1,420

Fully diluted net income (loss) per share	$2.97	$(0.28)	$(2.10)	$(3.38)	$(9.43)

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$4,548	$(423)	$(3,001)	$(5,113)	$(13,389)
Addback (deduct): Income tax expense (benefit)	166	(755)	1,260	5,545	4,794
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	11,279	(7,249)	(4,387)	(4,078)	(22,078)
Adjusted pre-tax income (loss)	15,993	(8,427)	(6,128)	(3,646)	(30,673)
Net interest attributable to convertible debt	-	-	-	-	327

Enterprise pre-tax income (loss) for fully diluted adjusted pre-tax income (loss) per share calculation	$15,993	$(8,427)	$(6,128)	$(3,646)	$(30,346)

Adjusted fully diluted shares outstanding (2)	5,546	5,545	5,424	5,533	5,398

Fully diluted adjusted pre-tax income (loss) per share	$2.88	$(1.52)	$(1.13)	$(0.66)	$(5.62)

(1)	When the fully diluted net income (loss) per share is anti-dilutive, the basic shares outstanding are presented on this line item.
(2)	Adjusted fully diluted shares outstanding includes (a) weighted average unrestricted and restricted Operating LLC units exchangeable into COHN shares and (b) weighted average unrestricted and restricted shares, even during periods when the corresponding GAAP calculation of fully diluted shares outstanding above does not include them. The Operating LLC units are always included because the non-GAAP measure of performance, adjusted pre-tax income (loss), always includes net income (loss) attributable to the corresponding convertible interest.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2023
	(unaudited)	December 31, 2022
Assets
Cash and cash equivalents	$10,650	$29,101
Receivables from brokers, dealers, and clearing agencies	66,801	140,933
Due from related parties	772	787
Other receivables	5,373	9,527
Investments - trading	181,328	211,828
Other investments, at fair value	72,217	28,022
Receivables under resale agreements	408,408	437,692
Investment in equity method affiliates	14,241	8,929
Deferred income taxes	1,580	6,934
Goodwill	109	109
Right-of-use asset - operating leases	7,541	9,647
Other assets	3,741	3,546
Total assets	$772,761	$887,055

Liabilities
Payables to brokers, dealers, and clearing agencies	$111,085	$134,985
Accounts payable and other liabilities	8,115	11,439
Accrued compensation	17,268	12,434
Trading securities sold, not yet purchased	65,751	133,957
Other investments sold, not yet purchased, at fair value	24,742	78
Securities sold under agreements to repurchase	408,203	452,797
Operating lease liability	8,216	10,447
Redeemable financial instruments	7,868	7,868
Debt	29,716	29,024
Total liabilities	680,964	793,029

Equity
Voting non-convertible preferred stock	27	27
Common stock	19	17
Additional paid-in capital	74,594	72,801
Accumulated other comprehensive loss	(944)	(955)
Accumulated deficit	(32,014)	(25,151)
Total stockholders' equity	41,682	46,739
Non-controlling interest	50,115	47,287
Total equity	91,797	94,026
Total liabilities and equity	$772,761	$887,055

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	Zach Genirs
Executive Vice President and	212-355-4449
Chief Financial Officer	zgenirs@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com